ASSOCIATED ESTATES REALTY CORPORATION

DIRECTORS’ DEFERRED COMPENSATION PLAN

(January 1, 2005 Restatement)

Associated Estates Realty Corporation (the “Company”) maintains in effect a Directors’ Deferred Compensation Plan (the “Plan”) to assist it in attracting and retaining persons of competence and stature to serve as Independent Directors by giving those directors the option of deferring receipt of the fees payable and awards granted to them by the Company for their services as directors and creating an opportunity for appreciation of fees and awards deferred based on appreciation of the Company’s Common Shares.  The Plan was established effective October 1, 1996, and  amended in September 2003.  It is now desired to further amend and restate the provisions of the Plan effective January 1, 2005, to reflect the requirements of the American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code (the “Code”).

Therefore, the Company hereby adopts amended and restated provisions of the  Plan effective as described below, as hereinafter set forth:

1.         Effect of Restatement.  The Plan originally became effective for all director’s fees and awards payable with respect to periods commencing with the Company’s fiscal quarter that began October 1, 1996.  The January 1, 2005 Restatement of the Plan is effective with respect only to amounts deferred under the Plan on and after January 1, 2005, and no modification relating to amounts earned and vested under the Plan as of December 31, 2004, based on provisions in effect on October 3, 2004, shall be made hereby.  The foregoing notwithstanding, for the period prior to January 1, 2009, the Plan shall operate based on IRS Notice 2005-1, additional notices published by the Treasury Department and the Internal Revenue Service providing transition guidance, and a good faith, reasonable interpretation of Section 409A of the Code.

2.         Participation.  Each director of the Company who (a) is duly elected to the Company’s Board of Directors and (b) receives fees and awards for services as a director (an “Eligible Director”), may elect to defer receipt of fees or awards otherwise payable to that director, as provided for in the Plan; provided, however, that no director who is a common law employee of the Company or an affiliate shall be an Eligible Director.  Each Eligible Director who elects to defer fees or awards will be a Participant in the Plan.

3.         Administration.  The Company’s Board of Directors appoints the individuals holding the positions of Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources, officers of the Company who are not eligible to become Participants, to act as the Administrators of the Plan (the “Administrators”).  The Administrators will serve at the pleasure of the Board of Directors and will administer, construe and interpret the Plan.  The Administrators will not be liable for any act done or determination made in good faith.  The Board of Directors has the power to designate additional or replacement Administrators at its discretion.

4.         Deferrals.

(a)        Deferral Election.  Prior to January 1 of each year, any Eligible Director may file with the Administrators of the Plan an election in writing to participate in the Plan and to defer all or a portion of the fees or awards, or both, otherwise payable to that director for that year or for that year and succeeding years (a “Deferral Election”).   In the first year a director becomes eligible to participate in this Plan, such director may file an initial Deferral Election with the Administrators within 30 days after the date he becomes eligible to participate in the Plan, with respect to awards to be granted or fees paid for services to be performed after the date of  the election. When a Deferral Election is filed, an amount equal to all or a portion (as designated in the Deferral Election) of the fees or awards otherwise payable to a Participant for the year (or portion thereof) or for that year and for succeeding years (as designated in the Deferral Election) will be credited to a deferral account maintained on behalf of that Participant (a “Deferral Account”).  A Deferral Election must also state the Distribution Commencement Date (defined in paragraph 5) and method of distribution (lump sum or four equal annual installments), provided that if no form of payment is specified, the distribution shall be made in a lump sum.  If a Deferral Election has been filed to participate in the Plan for succeeding years and a Participant wishes to discontinue deferral, an election in writing to terminate participation in the Plan for any succeeding year must be filed with the Administrators prior to January 1 of that year.

(b)        Accounting.  The Deferral Accounts will be maintained by the Company and will list and reflect each Participant’s credits and valuations.  The Company will provide each Participant an annual statement of the balance in that Participant’s Deferral Account.  The Company will credit to each Participant’s Deferral Account an amount equivalent to the fees or award that would have been paid to the Participant if the Participant had not elected to participate in the Plan.  The credit will be made on the date on which the fee or award would have been paid absent a Deferral Election.  No funds will be segregated into the Deferral Account of Participants; the Deferral Accounts represent a general unsecured obligation of the Company.  Any amount credited to the Deferral Account based on an award which is subject to a vesting schedule shall be subject to the same vesting schedule under the Plan as the award would have been.

(c)        Valuation.  Until the first distribution to a Participant, amounts credited to a Deferral Account of that Participant will be increased or decreased as measured by the market value of the Company’s Common Shares plus the value of dividends or other distributions on the Company’s Common Shares.  Each amount credited to a Deferral Account will be assigned a number of Share Units (including fractions of a Share) determined by dividing the amount credited to the Deferral Account, whether in lieu of payment of fees for service as a director, an award to the director or as a dividend or other distribution attributable to those Share Units, by the Fair Market Value of the Company’s Common Shares (as defined below) on the date of credit.  Fair Market Value of the Company’s Common Shares means:  (i) the closing price of the Company’s Common Shares on the principal exchange on which the Company’s Common Shares are then trading, if any, on the date of credit, or, if shares were not traded on the date of credit, then on the next preceding trading day during which a sale occurred; or (ii) if the Common Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Common Shares are then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Shares on the date of credit as reported by NASDAQ or a successor quotation system, or (iii) if the Common Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Shares, on the date of credit, as determined in good faith by the Chief Financial Officer; or (iv) if the Company’s Common Shares are not publicly traded, the fair market value established by the Chief Financial Officer acting in good faith.  Each Share Unit will have the value of a Common Share of the Company.  The number of Share Units will be adjusted to reflect stock splits, stock dividends or other capital adjustments effected without receipt of consideration by the Company.

(d)        Subsequent Deferral Elections.  Each Participant who has filed a Deferral Election with respect to fees or awards for service as a director may file a Subsequent Deferral Election thereby electing a later Distribution Commencement Date (as defined in paragraph 5) with respect to the Participant’s Deferral Account relating to such Deferral Election; provided, however, that no Subsequent Deferral Election shall be valid unless (i) such Subsequent Deferral Election is made at least twelve months before the otherwise applicable Distribution Commencement Date, (ii) such further deferral is for a period of not less than five years after the otherwise applicable Distribution Commencement Date, and (iii) such Subsequent Deferral Election has been made at least twelve months prior to the date payment of his Deferral Account would otherwise have been made. A valid Subsequent Deferral Election, if made, will defer the payment date of the Deferral Account subject thereto until the Distribution Commencement Date, as amended by such Subsequent Deferral Election.  A valid Subsequent Deferral Election may also include an election to change the method of distribution (lump sum or four equal annual installments) applicable to the Distribution Commencement Date resulting from the Subsequent Deferral Election.  A Subsequent Deferral Election must be filed with the Administrators at the time and in the form prescribed by the Administrators. Once made, a Participant’s Subsequent Deferral Election shall be irrevocable.

(e)        Transition Elections.  After January 1, 2008, and on or before December 31, 2008, and to the extent permitted by the Company, a Participant may make a change in an election as described in IRS Notice 2007-86, provided that the election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

5.         Distribution.  A Participant must elect in writing, at the time each Deferral Election is made under subparagraph 4(a), the date on which distribution of the vested amounts credited to the Participant’s Deferral Account to which that Deferral Election relates will commence (the “Distribution Commencement Date”) and the method of distribution, as permitted hereunder.  Payment may be made in one lump sum or four equal annual installments based on the number of Share Units attributable to the applicable Deferral Election determined as of the December 31 immediately preceding commencement of distribution [and the market value of the Company's Common Shares on that date].  The Distribution Commencement Date and method of distribution of benefits may vary with each separate Deferral Election, but each Deferral Election will be irrevocable.  If the Distribution Commencement Date is the date the director ceases to serve as a Director, payment will commence within 45 days following such date.  If the Distribution Commencement Date is another date elected by the director, payment will commence on such date with any subsequent installment payments to be made on the next following anniversaries of such date until distribution is complete.  The Deferral Accounts do not represent rights to acquire the Company’s Common Shares; payment will only be made in cash.

6.         Death or Disability.

(a)        In the event a Participant’s service is terminated by reason of death or Disability (as hereinafter defined) prior to the distribution of any portion of that Participant’s Deferral Account, the Company will, within ninety days of the date of service termination, commence distribution of amounts credited to the Deferral Account to the Participant (or to the beneficiary or beneficiaries in the event of death), unless, in the case of Disability, the Participant has earlier elected that payment not commence on account of Disability.  Such distribution will be made in accordance with the method of distribution elected by the Participant pursuant to paragraph 5 hereof.  In the event a Participant’s death or disability occurs after distribution of amounts credited to the Deferral Account hereunder has begun, the Company will continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to paragraph 5 hereof.  For purposes of this subparagraph 6(a), “Disability” means the condition of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as determined by the Administrators.

(b)        Each Participant has the right to designate one or more beneficiaries to receive distributions in the event of Participant’s death by filing with the Company a Beneficiary Designation Form.  The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to that Participant’s death by the delivery to the Company of a new Beneficiary Designation Form.  If no beneficiary has been designated, or if no designated beneficiary survives the Participant, distributions pursuant to this provision will be made to the Participant’s estate.

7.         Assignment and Alienation of Benefits.  The right of each Participant to any account, benefit or payment hereunder will not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of that Participant; and no account, benefit or payment will be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

8.         Amendment or Termination.  The Board of Directors of the Company may amend or terminate this Plan at any time and from time to time.  Any amendment or termination of this Plan will not affect the rights of a Participant accrued prior thereto without that Participant’s written consent.

9.         Taxes.  The Company is not be responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan.  All payments under the Plan are subject to withholding and reporting requirements to the extent permitted by applicable law.

10.        No Right to Continued Membership on the Board.  Nothing in this Plan confers upon any director any right to continue as a director of the Company or interferes with the rights of the Company and its shareholders, which are hereby expressly reserved, to remove any director at any time for any reason whatsoever, with or without cause.

11.        Applicable Law.  This Plan is governed under the laws of the State of Ohio.

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Executed this 23rd day of December, 2008

ASSOCIATED ESTATES REALTY CORPORATION

By:  /s/ Jeffrey I. Friedman________________________
       Title: President, Chief Executive Officer

And: /s/  Martin A. Fishman_______________________
       Title: Vice President, General Counsel